CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 25, 2022, relating to the financial statements and financial highlights of Waycross Long/Short Equity Fund and Waycross Focused Core Equity Fund, each a series of Waycross Independent Trust, for the year ended February 28, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

June 27, 2022